Exhibit 21.1

List of Subsidiaries

Wholly-Owned Subsidiaries

Unisources Enterprises Limited, incorporated in British Virgin Islands

Guizhou Tongjitang Pharmaceutical Co., Ltd.

Consolidated Affiliated Entities

Guizhou Tongjitang Pharmaceutical Distribution Co., Ltd.,

Guizhou Tongjitang Pharmacy Chain Stores Co., Ltd.

Guizhou Tongjitang Chinese Medicines Planting Co., Ltd.